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Exhibit 3.6

iSTAR FINANCIAL INC.

Articles Supplementary

        iStar Financial Inc., a Maryland corporation, (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST: Under a power contained in Article V of the Charter of the Corporation (the "Charter"), the Board by duly adopted resolutions classified and designated 5,000 shares of authorized but unissued shares of Common Stock (as defined in the Charter) as shares of High Performance Common Stock-Series 4, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article V of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.

High Performance Common Stock- Series 4

1.    DESIGNATION AND NUMBER.    A series of Common Stock, designated High Performance Common Stock-Series 4 ("HP Series 4 Stock"), is hereby established. The number of shares of HP Series 4 Stock shall be 5,000. The number of shares of HP Series 4 Stock may be increased or decreased (but not below the number of shares of HP Series 4 Stock then issued and outstanding) from time to time by resolution of the Board. HP Series 4 Stock repurchased by the Corporation shall be canceled and shall revert to authorized but unissued shares of Common Stock, undesignated as to class or series, subject to reclassification and reissuance by the Corporation in accordance with the Charter.

2.    RANK.    The HP Series 4 Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) on a parity with the Common Stock; and (b) junior to the Corporation's 9.5% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock"), 9 3/8% Series B Cumulative Redeemable Preferred Stock (the "Series B Preferred Stock"), 9.2% Series C Cumulative Redeemable Preferred Stock (the "Series C Preferred Stock") and 8% Series D Cumulative Redeemable Preferred Stock (the "Series D Preferred Stock"), and all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank senior to the HP Series 4 Stock.

3.    VOTING RIGHTS.    Each share of HP Series 4 Stock (voting together as a single class with all Common Stock (including any High Performance Common Stock-Series 1, High Performance Common Stock-Series 2, High Performance Common Stock-Series 3, and High Performance Common Stock-Series 5) and all Preferred Stock entitled to vote) will be entitled to cast twenty-five one-hundredths of one vote with respect to all matters on which the holders of Common Stock are entitled to vote. Shares of HP Series 4 Stock shall not have cumulative voting rights.

4.    DIVIDENDS

        (a)   Each share of HP Series 4 Stock shall be entitled to receive dividends in the same amount and at the same times as regular quarterly cash dividends are paid on a number of shares of Common Stock equal to the Common Stock Equivalent, as defined below. For the avoidance of doubt, shares of HP Series 4 Stock shall not be entitled to receive dividends in respect of any dividend or other distribution paid on the Common Stock other than regular quarterly cash dividends.

        (b)   Each dividend will be payable to holders of record of the HP Series 4 Stock on a date (a "Record Date") selected by the Board which is the same date as the Record Date for the payment of the related dividend or other distribution on the Common Stock.

        (c)   Except as otherwise provided in paragraph (d), the Common Stock Equivalent shall be 0.01 shares of Common Stock.

        (d)   If the Cumulative Total Return of the Common Stock during the Measurement Period exceeds the Threshold Return, then with respect to each dividend declared after the Valuation Date, the Common Stock Equivalent shall be deemed to equal: (1) the product of (w) 7.5% of the amount by which the Cumulative Total Return of the Common Stock during the Measurement Period exceeds the Threshold Return multiplied by (x) the Average Market Capitalization of the Common Stock for the Measurement Period; divided by (2) the product of (y) the Security Price of one share of Common Stock as of the Valuation Date and (z) the number of shares of HP Series 4 Stock Outstanding at the close of business, New York time, on the Valuation Date; provided, however, that in no event shall the Common Stock Equivalent exceed the quotient of (A) 1.0% of the average number of shares of Common Stock outstanding on the last day of each full calendar month during the Measurement Period, on a fully diluted basis, divided by (B) the number of shares of HP Series 4 Stock outstanding on the Valuation Date.

5.    RIGHTS UPON LIQUIDATION, DISSOLUTION OR WINDING UP.    In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each share of HP Series 4 Stock shall be entitled, on the same basis as the Common Stock Equivalent and any other class of stock hereafter classified or reclassified that does not have a preference on distributions in the liquidation, dissolution or winding up of the Company, to share ratably in the net assets of the Company remaining, after payment or provision for payment of the debts and other liabilities of the Company and the amount to which the holders of any class of stock of the Company that has a preference on distributions in the liquidation, dissolution or winding up of the Company shall be entitled. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

6.    REDEMPTION.    The HP Series 4 Stock is not redeemable, except in the following instances:

        (a)   In order to ensure that the Corporation remains a qualified real estate investment trust for Federal income tax purposes, the HP Series 4 Stock will be subject to the provisions of Article IX of the Charter. Without limiting the generality of the foregoing, pursuant to Article IX, HP Series 4 Stock, together with other equity stock of the Corporation, owned by a stockholder in excess of the Ownership Limit will automatically be transferred to a Charitable Trust for the benefit of a Charitable Beneficiary and the Corporation will have the right to purchase such transferred shares from the Charitable Trust.

        (b)   The Corporation shall have the right, but not the obligation, to redeem shares of HP Series 4 Stock held by iStar HPU 2005, L.L.C. (the "LLC") upon receipt of a written notice (an "LLC Redemption Notice") from the managing member of the LLC of a proposed redemption by the LLC of units of interest in the LLC pursuant to the LLC's operating agreement. The LLC Redemption Notice shall specify the number of units of LLC interest to be redeemed, the redemption price and the date on which the redemption shall take place. The number of shares of HP Series 4 Stock that may be redeemed by the Corporation and the redemption price to be paid by the Corporation shall be the same as the number of units of LLC interest proposed to be redeemed and the redemption price to be paid for such units, in each case as set forth in the LLC Redemption Notice. In order for the Corporation to exercise its right of redemption hereunder, the Corporation shall advise the LLC in writing, as promptly as practicable and in any event within 10 business days after receipt of the LLC Redemption Notice, of its intent to redeem HP Series 4 Stock in response to the LLC Redemption Notice and shall specify a date for such redemption, which date shall be no later than 10:00 a.m., New York time, on the redemption date specified in the LLC Redemption Notice.

        (c)   Notice of redemption of HP Series 4 Stock having been given in accordance with the previous paragraph, on or before the redemption date, the LLC shall surrender the certificates representing the shares of HP Series 4 Stock to be redeemed to the Corporation. Promptly after the certificates representing HP Series 4 Stock are surrendered to the Corporation, the Corporation will deliver to the LLC the consideration for such shares.

        (d)   The Corporation shall redeem for cash all outstanding shares of HP Series 4 Stock at a redemption price per share equal to the Security Price of the Common Stock as of the first date on which the Corporation is no longer treated as a real estate investment trust for U.S. federal income tax purposes. Such redemption shall take place no later than 60 days after the first date on which the Corporation is no longer treated as a real estate investment trust for U.S. federal income tax purposes.

        (e)   At the close of business on the redemption date for shares of HP Series 4 Stock, the holders of the shares called for redemption will cease to be stockholders with respect to those shares, will have no interest in or claims against the Corporation by virtue of the shares and will have no voting or other rights with respect to the shares (except the right to receive the redemption price, and except the right to receive dividends or distributions payable thereafter to the holder of the HP Series 4 Stock as of a Record Date preceding such redemption date) and, from and after the close of business on the redemption date the shares of HP Series 4 Stock to be redeemed or exchanged will no longer be deemed outstanding.

        (f)    If a Record Date occurs prior to a redemption date for shares of HP Series 4 Stock but the corresponding dividend payment date occurs after the redemption date, the dividend payable on such dividend payment date will be payable on the dividend payment date to the holder of record of the shares of HP Series 4 Stock on the Record Date notwithstanding the redemption of the shares of HP Series 4 Stock on the redemption date.

7.    CONVERSION.    If the Corporation consolidates or merges with or into any person, or sells, assigns, transfers, leases or otherwise disposes of all or substantially all of its consolidated assets to another person, in a single transaction or a series of related transactions in which (1) the Corporation is not the surviving or continuing person and (2) the common stock of the Corporation is converted or exchanged into cash or other property or securities of the surviving or continuing person (a "Change of Control"), then at the effective time of the completion of such Change of Control transaction, each share of HP Series 4 Common Stock shall automatically be converted into the same type and amount of consideration as a number of shares of common stock equal to the Common Stock Equivalent in effect at the effective time of the completion of the transaction.

8.    DEFINITIONS.    As used herein, the following terms shall have the following meanings:

        "Average Market Capitalization" means the weighted average of the common equity market capitalization of the Corporation for each calendar month of the Measurement Period, as calculated by multiplying the number of basic shares of Common Stock outstanding on the last day of each calendar month by the average daily closing price of the Common Stock for each such month.

        "Change of Control" means, a transaction of the type contemplated by paragraph 7 "Conversion" of these Articles.

        "Change of Control Price" means, if the Common Stock is publicly traded on a U.S. national securities exchange or automated quotation system prior to the occurrence of a Change of Control, then the closing price of the Common Stock at the end of regular trading on the last trading day prior to the occurrence of the Change of Control, and otherwise shall mean the fair market value of the Common Stock on the day prior to the occurrence of the Change of Control as determined by the Board.

        "Cumulative Total Return" means, for any security and for any period, the cumulative total return for such security over such period, as measured by (1) the sum of (a) the cumulative amount of dividends paid in respect of such security for such period (assuming that all cash dividends are reinvested in such security as of the payment date for such dividend based on the Security Price as of the dividend payment date), and (b) an amount equal to (x) the Change of Control Price or, if no Change of Control has occurred, the Security Price as of the last day of the Measurement Period, minus (y) the closing price of the security, as reported by the principal stock exchange or automated quotation system on which the security is then traded, on the last trading day prior to the first day of the Measurement Period, divided by (2) the closing price of the security, as reported by the principal stock exchange or automated quotation system on which the security is then traded, on the last trading day prior to the first day of the Measurement Period; provided, however, that if the foregoing calculation results in a negative number, the "Cumulative Total Return" shall be equal to zero.

        "Index Return" means the Cumulative Total Return, expressed as a percentage, achieved by the Peer Group Index during the Measurement Period.

        "Security Price" means, for any security, the average of the closing prices for such security on the principal securities exchange or automated quotation system on which the security is traded or listed for the 20 trading days ended on the trading date immediately preceding the date as of which the Security Price is being determined; provided, however, that if the security is not publicly-traded, then the Security Price shall be equal to the fair market value of the security as determined by the Board.

        "Measurement Period" means the period from and including January 1, 2005 to and including the Valuation Date.

        "Peer Group Index" means, initially, a combination of The Morgan Stanley Dean Witter REIT Index and the Russell 1000 Financial Index, with each such index being accorded equal weighting. The Board may select one or more different indices to serve as the Peer Group Index from time to time if the Board determines that the applicable indices no longer serve as an appropriate comparison for the Company, or if they are not maintained throughout the Measurement Period or for any other reason the Board may determine.

        "Threshold Return" means the greater of (1) 10% and (2) the Index Return.

        "Valuation Date" means the earlier of (1) December 31, 2005, (2) the date of the occurrence of a Change of Control of the Company and (3) the date of any liquidation, dissolution or winding up of the Company.

        SECOND: The shares of High Performance Common Stock-Series 4 have been classified and designated by the Board of Directors under the authority contained in the Charter.

        THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

        FOURTH: The undersigned Chairman and Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chairman and Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chairman and attested to by its Secretary on this 22 day of January, 2003.

ATTEST:			iSTAR FINANCIAL INC.
By:	/s/ CATHERINE D. RICE		By:	/s/ JAY S. SUGARMAN		(SEAL)
	Name:	Catherine D. Rice		Name:	Jay S. Sugarman
	Title:	Chief Financial Officer and Secretary		Title:	Chairman and Chief Executive Officer

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iSTAR FINANCIAL INC. Articles Supplementary